CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to incorporate by reference the inclusion of our report dated March 31, 2014, for the years ended and as of December 31, 2013 and 2012, related to the financial statements of Marathon Patent Group, Inc. (Formerly American Strategic Minerals Corporation) included in its Annual Report (Form 10-K/A) for the year ended December 31, 2013 filed with the Securities and Exchange Commission, which appears in Marathon Patent Group, Inc.’s Registration Statement on Form S-3 filed on or about September 12, 2014.

/s/ KBL, LLP
KBL, LLP
New York, NY
September 12, 2014

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